CERTIFICATE OF AMENDMENT
                                OF
                   CERTIFICATE OF INCORPORATION
                                OF
                     RIVERSIDE VENTURES, INC.

          Riverside Ventures, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company"),

          DOES HEREBY CERTIFY:

          FIRST:    The name of the Company is Riverside Ventures, Inc.

          SECOND:   The following amendments were adopted by the Board of
Directors and majority stockholders of the Company as of April 20, 1994, in the manner prescribed by Sections 141, 228 and 242 of the General Corporation Law of the State of Delaware and the name assigned by consent of the Board of Directors on June 12, 2000:

          RESOLVED, that the Company amend its Certificate of Incorporation to change the corporate name to such name as may be selected by the Board of Directors;

          FURTHER, RESOLVED, that the name of the Company be changed to "Alpine Air Express, Inc."

          THIRD:    This amendment does not provide for any exchange,
reclassification or cancellation of issued shares.

          FOURTH:   This amendment does not affect the stated capital of
the Company.

          FIFTH:    This amendment shall become effective on filing with
the Secretary of State of Delaware.

          IN WITNESS WHEREOF, Riverside Ventures, Inc. has caused this Certificate to be signed by Bill Distefano, its President, and Max A. Hansen, its Secretary.


                                   RIVERSIDE VENTURES, INC.


Dated: 6/25/00                     By /s/ Bill Distefano
                                   Bill Distefano, President

                                   Attest:


Dated: 6/24/00                       /s/ Max A. Hansen
                                   Max A. Hansen, Secretary